Exhibit 99.1

      ALFACELL PROVIDES UPDATE ON ONCONASE(R) MALIGNANT MESOTHELIOMA PHASE
                                   IIIB TRIAL

BLOOMFIELD, N.J., Aug. 30 /PRNewswire-FirstCall/ -- Alfacell Corporation (Nasdaq: ACEL) today provided an update on the status of its international, confirmatory Phase IIIb malignant mesothelioma trial for ONCONASE(R) (ranpirnase), the Company's lead investigational drug candidate:

     * Nearly 90% of the patients required per the study design for full patient accrual are now enrolled.

     * Active patient enrollment is ongoing at leading cancer centers in the United States, Canada, Germany, Italy, Poland, Australia and New Zealand.

     * Earlier this year, the Company reported that recent regulatory changes in several large, non-EU countries had delayed the opening of new sites for the study. The Company is now pleased to announce that government approvals have been obtained and sites recently opened in Russia, Romania, Mexico and Brazil.

"This progress illustrates our strong focus on accelerating the completion of the ONCONASE malignant mesothelioma clinical program," stated Kuslima Shogen, Chief Executive Officer of Alfacell. "Our extensive, global patient recruitment efforts continue to move us closer to achieving important milestones, such as completing patient enrollment for the Phase IIIb study and the non-clinical sections of the rolling NDA."

The Company will continue to provide updates on the trial as key developments occur.

About Alfacell Corporation

Alfacell Corporation is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for cancer and other life-threatening diseases, using its proprietary ribonuclease (RNase) technology platform. ONCONASE(R) (ranpirnase), Alfacell's lead investigational drug candidate, is currently being evaluated in several studies, including a Phase IIIb trial for malignant mesothelioma (MM) and a Phase I / II trial in Non-Small Cell Lung Cancer (NSCLC). According to industry data, the estimated global market for MM is $300 million, while the NSCLC market is expected to exceed $4 billion by 2012. For more information, please visit www.alfacell.com.

About the ONCONASE Phase IIIb Study

ONCONASE, Alfacell's lead investigational drug candidate, is currently being evaluated in a centrally randomized, open label, confirmatory Phase IIIb trial as a treatment for malignant mesothelioma (MM), an asbestos-related cancer that afflicts approximately 4,000 people in the U.S. each year. Over 40 U.S. and international sites are participating in the study. For more information, please visit www.centerwatch.com/alfacellmeso.

This press release includes statements that may constitute "forward- looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the enrollment of patients, the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward- looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

     Contact:
     Alfacell Corporation:
     Kuslima Shogen
     Robert Love
     (973) 748-8082
     info@alfacell.com

     Investor/Media Relations
     Elite Financial Communications
     Stephanie Noiseux
     (407) 585-1080
     acel@efcg.net

SOURCE  Alfacell Corporation
    -0-                             08/30/2005
    /CONTACT: Kuslima Shogen, Chief Executive Officer or Robert Love, both of Alfacell Corporation, +1-973-748-8082, info@alfacell.comacel@efcg.net; or Investor/Media Relations, Stephanie Noiseux of Elite Financial Communications, +1-407-585-1080, acel@efcg.net/
    /Web site:  http://www.centerwatch.com/alfacellmeso /
    /Web site:  http://www.alfacell.com /
    (ACEL)